EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-00848, No. 333-76851, No. 333-79337, No. 333-82257, No. 333-38860, No. 333-66068, No. 333-105620, No. 333-120708, No. 333-133003, No. 333-141237, No. 333-149763, No. 333-158002, No. 333-165512, No. 333-173093, No. 333-180238 and No. 333-183241 on Form S-8 of our report dated March 15, 2016, relating to the consolidated financial statements and financial statement schedule of PCM, Inc. and subsidiaries, and the effectiveness of PCM Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of PCM, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 15, 2016